Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Permex Petroleum Corporation on Form S-1 (Amendment No. 12) (File No. 333-268191) of our report dated January 14, 2025, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Permex Petroleum Corporation as of September 30, 2024 and 2023 and for the years ended September 30, 2024 and 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Houston, Texas

February 25, 2025